DEBENTURE SUPPORT AGREEMENT


       MEMORANDUM OF AGREEMENT made as of the 24th day of July, 1998.


B E T W E E N:

                  AVENOR INC.,
                  a corporation subsisting under the laws
                  of Canada,

                  (hereinafter referred to as "Avenor"),

                                                         OF THE FIRST PART,

                  - and -

                  BOWATER CANADA INC.,
                  a corporation subsisting under the laws
                  of Canada

                  (hereinafter referred to as "Bowater Canada")

                                                        OF THE SECOND PART.


          WHEREAS by way of a trust indenture dated as of February 8, 1994 (the "Principal Indenture"), between Avenor, at that time having the legal name "Produits Forestiers Canadien Pacifique Limitee/Canadian Pacific Forest Products Limited", and Montreal Trust Company (the "Trustee"), as trustee, Avenor created and issued $125,400,000 aggregate principal amount of 7.5% convertible unsecured subordinated debentures due February 8, 2004 (the "Debentures");

          AND WHEREAS by a Certificate of Amendment dated March 21, 1994, issued under the Canada Business Corporations Act, Avenor changed its legal name to its now current legal name;

          AND WHEREAS effective on the date hereof Avenor and Bowater Incorporated ("Bowater") have completed a transaction by way of an arrangement under the provisions of the Canada Business Corporations Act (the "Transaction") pursuant to which, among other things, Bowater, through Bowater Canadian Holdings Incorporated and Bowater Canada, has acquired all of the outstanding common shares of Avenor (the "Common Shares").

          AND WHEREAS the Transaction constitutes a "Capital
Reorganization" within the meaning of subsection 4.3.5 of the Principal
Indenture;


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          AND WHEREAS effective on the date hereof Avenor, Bowater Canada,
Bowater and the Trustee have entered into a supplemental indenture to the Principal Indenture (the "Supplemental Indenture"), pursuant to section
4.3.5 and Article 13 of the Principal Indenture, for the purpose of, amongst other things, evidencing the appropriate adjustments and modifications, to be made as a result of the Capital Reorganization resulting from the Transaction to the applicable provisions of Article 4 of the Principal Indenture with respect to the rights and interests of the holder of Debentures thereafter.

          NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:


                                 ARTICLE 1

                       DEFINITIONS AND INTERPRETATION

1.1. Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Supplemental Indenture unless the context requires otherwise.

1.2. Interpretation Not Affected by Headings. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3. Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4. Date of any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, or Montreal, Quebec.


                                 ARTICLE 2

                        COVENANTS OF BOWATER CANADA

2.1. Actions of Bowater Canada. So long as any Debentures (other than Debentures owned by Bowater Canada or any of it affiliates) are outstanding, Bowater Canada will:

          (a) advise Avenor sufficiently in advance of any event involving Bowater Canada and/or the Exchangeable Shares that would give rise to an adjustment in the Conversion Price (as set forth in the Principal Indenture and modified by the Supplemental Indenture), including without limitation, an Exchangeable Share Reorganization, Rights Offering, Special Distribution or Capital Reorganization; and


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          (b) take all such actions and do all such things as are
          reasonably necessary or desirable to enable and permit Avenor to cause to be delivered Exchangeable Shares to the holders of Debentures in accordance with the provisions of Article 4 of the Principal Indenture as modified by the Supplemental Indenture.

2.2. Reservation of Exchangeable Shares. Bowater Canada hereby represents and warrants to and covenants in favour of Avenor that it has reserved for issuance and will, at all times while any Debentures (other than Debentures owned by Bowater Canada or any of its affiliates) are outstanding, maintain and keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Exchangeable Shares (or other shares or securities into which Exchangeable Shares may be reclassified or changed) as are now and may hereafter be required to enable and permit Avenor to meet its obligations under the Principal Indenture as modified by the Supplemental Indenture to cause the issue of Exchangeable Shares and the delivery thereof to holders of Debentures who exercise their conversion rights attached to the Debentures.

2.3. Delivery of Exchangeable Shares to Avenor. In furtherance of its obligations hereunder, upon any event that requires Avenor to cause to be delivered Exchangeable Shares to any holder of Debentures, Bowater Canada shall forthwith issue, and deliver to Avenor, the requisite number of Exchangeable Shares to be received by, and delivered to or to the order of, the former holder of the surrendered Debentures, as Avenor shall direct. All such Exchangeable Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of such Exchangeable Shares, Avenor shall issue to Bowater Canada, or as Bowater Canada shall direct, common shares of Avenor having equivalent value.


                                 ARTICLE 3

                                  GENERAL

3.1. Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Debentures (other than Debentures owned by Bowater Canada or any of its affiliates) are outstanding.

3.2. Changes in Capital of Bowater Canada. At all times after the occurrence of any event contemplated pursuant to Article 4 of the Supplemental Indenture or otherwise, as a result of which the Exchangeable Shares are in any way changed, this agreement shall be deemed to be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Exchangeable Shares are so changed and, if required by either party hereto, the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3. Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its or final terms and conditions.


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3.4.      Amendments, Modifications. Except as provided in Section
3.2, this agreement may not be amended or modified except by an agreement in writing executed by Bowater Canada and Avenor.

3.5. Enurement. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.6. Notices to Parties. All notices and other communications between the parties to this agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

          (a) if to Avenor:

                       c/o Bowater Incorporated
                       55 East Camperdown Way
                       P.O. Box 1028
                       Greenville, South Carolina  28602

                       Attention:  Office of Secretary
                       Fax:  (864) 282-9573

          (b) if to Bowater Canada:

                       c/o Bowater Incorporated
                       55 East Camperdown Way
                       P.O. Box 1028
                       Greenville, South Carolina  28602

                       Attention:  Office of Secretary
                       Fax:  (864) 282-9573


          Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.7. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall continue one and the same instrument.

3.8. Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.9. Attornment. Each of Avenor and Bowater Canada agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction.


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          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                              AVENOR INC.


                              By: /s/ Wendy C. Shiba
                                 ------------------------------
                                 Name:   Wendy C. Shiba
                                 Title:  Vice President and Secretary


                              BOWATER CANADA INC.


                              By: /s/ Wendy C. Shiba
                                 ------------------------------
                                 Name:   Wendy C. Shiba
                                 Title:  Vice President and Secretary